FOR IMMEDIATE RELEASE
December 22, 2011

FOR MORE INFORMATION CONTACT:

David W. Heeter, President and CEO
(765) 747-2880

MutualFirst Financial, Inc. Announces Receipt of All Regulatory Approvals
to Convert MutualBank to an Indiana Commercial Bank Charter

MUNCIE, Ind., Dec. 22, 2011 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank, has announced that the Company and the Bank have received all required regulatory approvals for the conversion of MutualBank, from a federal savings bank to an Indiana commercial bank.  The Indiana Department of Financial Institutions issued its approval of the conversion on December 15, 2011, based on its review of the conversion application and the joint examination of MutualBank it conducted with the Federal Deposit Insurance Corporation, which will be the Bank’s primary federal regulator after the conversion is effective.  The Office of the Comptroller accepted the Bank’s notice of the charter conversion.  In addition, the Federal Reserve Bank of Chicago has approved the Company’s application to become a bank holding company upon the effectiveness of the conversion of MutualBank to a commercial bank.  The Registrant anticipates that this conversion will be effective January 1, 2012.

David Heeter, President and CEO of the Company said: “We are pleased to conform our financial institution charter to one that better reflects who we are, a community commercial bank serving the markets in which we have offices.  This charter conversion eliminates certain percentage of limits on the amount of our consumer and commercial lending and is expected to reduce our regulatory assessments.  After a thorough exam, we are pleased the Indiana Department of Financial Institutions and the FDIC will be our primary regulators.”

MutualBank, is well capitalized and strong by all regulatory standards.  MutualBank has thirty-two full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release that are not historical facts, including references to the conversion date and our future regulatory costs, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.